Exhibit 99.1

CHANNELL ANNOUNCES DEPARTURE OF CHIEF FINANCIAL OFFICER

Temecula, Calif., November 20, 2008 – Channell Commercial Corporation. (Nasdaq: CHNL), a designer and manufacturer of telecommunications equipment supplied to operators of communications networks worldwide and water harvesting solutions distributed in markets throughout Australia and North America, today announced that Patrick E. McCready is stepping down from his position as Chief Financial Officer, in order to pursue other interests.  The Company expects to announce and interim Chief Financial Officer while a search for a permanent successor is conducted.

The Company indicated that Mr. McCready would be staying on as a consultant and working on special projects for the Company, through February 2009.

William H. Channell, Jr. said “We are very grateful to Pat for his excellent assistance to the Company during the last three years, and are glad that he will be with us in a consulting capacity for the next few months.  We wish him well in his future endeavors.”

About Channell

Channell Commercial Corporation is a designer and manufacturer of telecommunications equipment supplied to communications network operators worldwide and water harvesting solutions distributed in markets throughout Australia.  Major product lines include a complete line of thermoplastic and metal fabricated enclosures, advanced copper termination and connectorization products, fiber-optic cable management systems and polyethylene water storage tanks.  Channell’s headquarters and U.S. manufacturing facilities are in Temecula, California.  International operations include facilities in Toronto (Canada), London (U.K.) and various locations throughout Australia.  Channell’s website is www.channell.com